Exhibit 99.7

Consent to be Named as a Director

In connection with the filing by PropertyGuru Group Limited of the Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of PropertyGuru Group Limited in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: December 7, 2021

Name: Dominic Picone

Signature:	/s/ Dominic Picone